Exhibit 99.1

INNOVIVE Pharmaceuticals Acquires Exclusive North American Rights to Tamibarotene, a Treatment for Acute Promyelocytic Leukemia; Company to Initiate Pivotal Study in 2007

NEW YORK, December 8, 2006 – INNOVIVE Pharmaceuticals (OTCBB: IVPH.OB) today announced that it acquired exclusive North American rights to develop and commercialize Tamibarotene, a novel synthetic retinoid for the treatment of acute promyelocytic leukemia (APL), a type of Acute Myeloid Leukemia.

Tamibarotene was specifically designed to address challenges of APL resistance and the high rate of toxicity among patients treated with all-trans retinoic acid (ATRA). ATRA is the current standard of care for first-line treatment of APL in combination with chemotherapeutic agents. Current National Comprehensive Cancer Network guidelines also recommend that patients undergo one to two years of maintenance therapy with ATRA following disease remission. However, ATRA therapy is associated with toxicities, including retinoic acid syndrome (RAS), a serious and sometimes fatal complication that occurs in up to 25 percent of patients. Additionally, many patients develop resistance to treatment with ATRA.

Tamibarotene is currently approved in Japan for treatment of recurrent APL. In a pivotal study, the effectiveness of orally administered Tamibarotene was evaluated daily for eight weeks in 39 Japanese patients with APL, including treatment-naïve and previously treated patients. The overall response rate in these patients was 61.5 percent. In patients with recurrent disease the overall response rate was 81 percent. RAS was reported in 7.3 percent of patients. An additional Phase III study is currently underway in Japan comparing ATRA to Tamibarotene for the maintenance treatment of APL. In conjunction with data from the Japanese studies, data from INNOVIVE’s pivotal study of Tamibarotene, which is expected to be completed in 2007, are expected to form the basis of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA).

The company expects to initiate a pivotal clinical study of Tamibarotene in the U.S. in the first half of 2007 in refractory APL, and to file a NDA with the FDA in early 2008. If Tamibarotene is approved and successfully commercialized for refractory treatment of APL in the U.S., it should not only generate revenue for the company but also should enable INNOVIVE to offset the cost of building regulatory and commercialization infrastructures that are expected to serve as the foundation for the potential launch of additional compounds in the company’s hematology pipeline, including INNO-406.

“We expect a rapid path to approval for Tamibarotene which would provide us the opportunity to establish our regulatory and commercial infrastructures that could then be leveraged for the rest of our portfolio, including INNO-406 for the treatment of chronic myelogenous leukemia,” said Steven Kelly, President and CEO of INNOVIVE Pharmaceuticals.

Under the terms of the agreement, INNOVIVE acquired the exclusive North American license from TMRC, Co., Ltd. to develop and commercialize Tamibarotene for treatment of APL, with an option to include within the license the use of Tamibarotene in other fields in oncology including multiple myeloma, myelodysplastic syndrome and solid tumors. TMRC received an upfront fee and will be eligible to receive payments upon achievement of certain development, regulatory and sales milestones, in addition to royalties on potential net sales.

About APL

Acute promyelocytic leukemia (APL) is a specific type of acute myeloid leukemia characterized by the t(15;17) translocation which fuses the PML gene on chromosome 15 to the retinoic acid receptor (RAR) a gene on chromosome 17.

About INNO-406

INNO-406 (formerly known as NS-187) is an orally bioavailable, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor currently in Phase I clinical studies. According to a study published in the journal Blood (Dec. 1, 2005), INNO-406 is 25 to 55 times more potent than imatinib in vitro, and at least 10 times as effective as imatinib mesylate in suppressing the growth of Bcr-Abl bearing tumors. INNO-406 has demonstrated activity in 12 of 13 imatinib-resistant cell lines. In addition to its Bcr-Abl inhibitory properties, INNO-406 inhibits Lyn kinase. Upregulation of Lyn kinase activity is a well recognized cause of imatinib resistance. Lyn kinase activation has also been documented in a variety of solid tumors, including prostate cancer.

About INNOVIVE Pharmaceuticals

INNOVIVE Pharmaceuticals, Inc. acquires, develops and commercializes novel therapeutics addressing significant unmet medical needs in the fields of oncology and hematology. In addition to the acquisition of Tamibarotene, the company has three drug programs in clinical development, INNO-406, INNO-206, and INNO-305, for the treatment of chronic myelogenous leukemia, small cell lung cancer, and acute myelogenous leukemia. For additional information visit www.innovivepharma.com.

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Contact:	Steve Kelly	Rachel Lipsitz
	President and CEO	Media & Investor Relations
	INNOVIVE Pharmaceuticals	Porter Novelli Life Sciences
	(212) 716-1820	(619) 849-5378